Exhibit 3.1

STATUTEN der NLS Pharmaceutics AG NLS Pharmaceutics SA NLS Pharmaceutics Ltd (die “Gesellschaft”)	ARTICLES OF ASSOCIATION of NLS Pharmaceutics AG NLS Pharmaceutics SA NLS Pharmaceutics Ltd (the “Company”)

I. Firma, Sitz, Dauer und Zweck der Gesellschaft Art. 1 - Firma, Sitz, Dauer	I. Name, Domicile, Duration and Purpose of the Company Art. 1 - Name, Domicile, Duration

Unter der Firma

NLS Pharmaceutics AG

NLS Pharmaceutics SA

NLS Pharmaceutics Ltd

besteht mit Sitz in Stans auf unbestimmte Dauer eine Aktiengesellschaft gemäss den vorliegenden Statuten und Art. 620 ff. OR.

Incorporated under the name

NLS Pharmaceutics AG

NLS Pharmaceutics SA

NLS Pharmaceutics Ltd

is a stock corporation pursuant to these articles of association and to article 620 et seqq. of the Swiss Code of Obligations, formed for an indefinite duration and having its registered office in Stans.

Art. 2 - Zweck

Zweck der Gesellschaft ist die Erforschung und Entwicklung von pharmazeutischen, chemischen, medizinisch-technischen, biotechnologischen und verwandten Produkten, der Erwerb, das Halten und Erteilen von Lizenzen und von geistigen Eigentumsrechten sowie das Erbringen von Dienstleistungen in diesem Zusammenhang.

Art. 2 - Purpose

The purpose of the Company is the research and development of pharmaceutical, chemical, medical-technical, bio-technical and similar related products, the acquisition, holding and granting of licenses and other intellectual properties as well as to provide various services in this regard.

Die Gesellschaft kann im In- und Ausland Zweigniederlassungen errichten, sich an anderen Unternehmungen irgendwelcher Art beteiligen, Vertretungen übernehmen sowie alle Geschäfte eingehen und Verträge abschliessen, die geeignet sein könnten, den Zweck der Gesellschaft zu fördern; oder die direkt oder indirekt damit im Zusammenhang stehen. Sie kann auch Darlehen für eigene oder fremde Rechnung sowie Garantien und Pfandrechtsgeschäfte für verbundene Unternehmungen und Dritte eingehen. Sie kann Immobilien im In- und Ausland erwerben, verpachten, vermieten, belasten und veräussern. Die Gesellschaft kann jede Art von Schuld oder Wertpapieren, innerhalb der Schweiz oder im Ausland, erwerben, halten, verwalten oder verkaufen.

The Company may establish subsidiaries in Switzerland and abroad, participate in other companies without limitation, take over representations, engage in any sort of business and conclude any contracts which could further the Company’s business objects which have a relationship, directly or indirectly, with the Company’s objects. The Company may engage in loan agree-ments, both for own account and for third party’s account and may issue guarantees and liens for associated companies or for third parties. The Company may acquire, usufruct, lease, encumber and sell real estate in Switzerland and abroad. The Company may acquire, hold, manage and sell any type of debt or equity securities in Switzerland and abroad.

II. Aktienkapital und Aktien

Art. 3 - Aktienkapital, Aktien

Das Aktienkapital der Gesellschaft beträgt CHF 235’826.50 und ist eingeteilt in 11’791’325 Namenaktien zu je CHF 0.02 Nennwert. Die Aktien sind vollständig liberiert.

II. Share Capital and Shares

Art. 3 - Share Capital, Shares

The share capital of the Company amounts to CHF 235,826.50 and is divided into 11,791,325 registered shares with a nominal value of CHF 0.02 each. The shares are fully paid-in.

Art. 3a - Genehmigtes Aktienkapital

Der Verwaltungsrat ist ermächtigt, jederzeit bis zum 29. Januar 2023 das Aktienkapital im Maximalbetrag von CHF 117’551.80 durch Ausgabe von höchstens 5’877’590 vollständig zu liberierenden Namenaktien mit einem Nennwert von je CHF 0.02 zu erhöhen. Erhöhungen in Teilbeträgen sind gestattet.

Art. 3a - Authorized Share Capital

The board of directors is authorized at any time until January 29, 2023 to increase the share capital by a maximum aggregate amount of CHF 117,551.80 through the issuance of not more than 5,877,590 registered shares, which shall be fully paid-in, with a nominal value of CHF 0.02 each. Increases in partial amounts are permitted.

Der Verwaltungsrat legt den Ausgabebetrag, die Art der Einlagen (einschliesslich der Umwandlung von frei verwendbarem Eigenkapital), den Zeitpunkt der Ausgabe, die Bedingungen der Bezugsrechtsausübung und den Beginn der Dividendenberechtigung fest. Der Verwaltungsrat kann neue Aktien mittels Festübernahme durch ein Finanzinstitut, ein Konsortium von Finanzinstituten oder einen anderen Dritten und anschliessendem Angebot an die bisherigen Aktionäre oder an Dritte (sofern die Bezugsrechte der bisherigen Aktionäre aufgehoben sind oder nicht gültig ausgeübt werden) ausgeben. Der Verwaltungsrat ist ermächtigt, den Handel mit Bezugsrechten zu ermöglichen, zu beschränken oder auszuschliessen. Nicht ausgeübte Bezugsrechte kann der Verwaltungsrat verfallen lassen, oder er kann diese bzw. Aktien, für welche Bezugsrechte eingeräumt, aber nicht ausgeübt werden, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.

The board of directors shall determine the issue price, the type of contribution (including the conversion of freely disposable equity capital), the date of issue, the conditions for the exercise of pre-emptive rights and the start date for dividend entitlement. The board of directors may issue new shares by means of an underwriting by a financial institution, a syndicate of financial institutions or another third party and a subsequent offer of these shares to the existing shareholders or third parties (if the pre-emptive rights of the existing shareholders have been excluded or not been duly exercised). The board of directors is authorized to permit, restrict or exclude the trade with pre-emptive rights. It may permit pre-emptive rights that have not been exercised to expire, or it may place such rights or shares with respect to which pre-emptive rights have been granted, but not exercised, at market conditions or use them otherwise in the interest of the Company.

Der Verwaltungsrat ist ferner berechtigt, das Bezugsrecht der bisherigen Aktionäre auszuschliessen oder zu beschränken und Dritten, der Gesellschaft oder einer ihrer Tochtergesellschaften zuzuweisen:	The board of directors is further authorized to restrict or exclude pre-emptive rights of existing shareholders and allocate such rights to third parties, the Company or any of its subsidiaries:

1.	im Zusammenhang mit der Kotierung von Aktien an inländischen oder ausländischen Börsen, einschliesslich für die Einräumung einer Mehrzuteilungsoption (Greenshoe); oder	1.	in connection with a listing of shares on domestic or foreign stock exchanges, including for the purpose of granting an over-allotment option (greenshoe); or

2.	für Festübernehmer im Rahmen einer Aktienplatzierung oder eines Aktienangebots; oder	2.	to initial purchasers or underwriters in a placement or offer of shares; or

3.	zum Zwecke nationaler oder internationaler Aktienangebote zur Erweiterung des Aktionärskreises der Gesellschaft oder um den Streubesitz zu vergrössern oder anwendbare Kotierungsvoraussetzungen zu erfüllen; oder	3.

for the purpose of national or international offerings of shares in order to broaden the Company’s share-holder base or in order to increase the free float or to meet applicable listing requirements; or

4.	wenn der Ausgabebetrag der neuen Aktien unter Berücksichtigung des Marktpreises festgesetzt wird; oder	4.	if the issue price of the new shares is determined by reference to the market price; or

5.	zwecks einer raschen und flexiblen Kapitalbeschaffung, die ohne Aufhebung des Bezugsrechts nur schwer möglich wäre; oder	5.	for raising capital in a fast and flexible manner which could only be achieved with difficulty without excluding the pre-emptive rights of shareholders; or

6.	für den Erwerb von Unternehmen, Unternehmensteilen, Beteiligungen, Produkten, Immaterialgütern oder Lizenzen oder für Investitionsvorhaben oder die Finanzierung oder Refinanzierung solcher Transaktionen durch eine Aktienplatzierung; oder	6.

for the acquisition of companies, parts of companies, participations, products, intellectual property or licenses, or for investment projects or for the financing or refinancing of such transactions through a placement of shares; or

7.	zum Zwecke der Beteiligung eines strategischen Partners oder Mitarbeitern (einschliesslich Geschäftsleitung und Verwaltungsrat) und Beratern der Gesellschaft und/oder deren Tochtergesellschaften; oder	7.	for purposes of the participation of a strategic partner or employees (including members of the management and the board of directors) and advisors of the Company and/or its subsidiaries; or

8.	für die Wandlung von Darlehen und ähnlichen Schuldverpflichtungen der Gesellschaft.	8.	for the conversion of loans and similar debt obligations of the Company.

Art. 3b - Bedingtes Aktienkapital für Mitarbeiter- und Berateroptionen	Art. 3b - Conditional Share Capital for Employee and Advisory Options

Das Aktienkapital erhöht sich mittels bedingter Kapitalerhöhung um höchstens CHF 6’949.40 durch Ausgabe von höchstens 347’470 voll zu liberierenden Namenaktien mit einem Nennwert von je CHF 0.02, durch Ausübung von Optionsrechten, welche zwecks Beteiligung von Mitarbeitern (einschliesslich Geschäftsleitung und Verwaltungsrat) und Beratern der Gesellschaft und/oder deren Tochtergesellschaften eingeräumt werden.

The Company’s share capital will be increased by the issuance of a maximum of 347,470 fully paid in registered shares at a par value of CHF 0.02 each which amounts to a maximum increase of CHF 6,949.40, by exercising option rights granted to employees (including members of the management and the board of directors) and advisors of the Company and/or its subsidiaries.

Das Vorwegzeichnungsrecht und Bezugsrecht der Aktionäre ist diesbezüglich ausgeschlossen. Die Beteiligung erfolgt gemäss für die Regelung der Einzelheiten durch den Verwaltungsrat zu erlassende Reglemente (Mitarbeiter- und Beraterbeteiligungsplan).

The pre-emptive rights and subscription rights of shareholders are excluded. The board of directors shall prepare plans of the allocation of such option rights (employee and advisory stock plan).
Der Ausgabebetrag wird vom Verwaltungsrat festgelegt, wobei der Mindestausgabebetrag dem Nominalwert entsprechen muss.	The issue price shall be determined by the board of directors. The minimum of the issue price must be the par value.

Art. 3c - Bedingtes Aktienkapital für Aktionärsoptionen	Art. 3c - Conditional Share Capital for Shareholders’ Options

Das Aktienkapital wird im Maximalbetrag von CHF 110’843.36 durch Ausgabe von höchstens 5’542’168 vollständig zu liberierenden Namenaktien mit einem Nennwert von je CHF 0.02 erhöht durch Ausübung von Optionsrechten, welche in Verbindung mit dem öffentlichen Angebot der Gesellschaft und Kotierung der Aktien neuen Aktionäre eingeräumt werden.

The Company’s share capital shall be increased by a maximum amount of CHF 110,843.36 through the issuance of not more than 5,542,168 registered shares, with a nominal value of CHF 0.02 each by the exercise of option rights which are granted to new shareholder in connection with the public offer of the Company and the listing of the shares.

Das Vorwegzeichnungsrecht und das Bezugsrecht der Aktionäre ist ausgeschlossen. Der Ausgabebetrag der neuen Namenaktien entspricht dem Nominalwert und wird in bar liberiert. Der Verwaltungsrat regelt die übrigen Bedingungen und Voraussetzungen für die Ausübung der Optionsrechte.	The pre-emptive rights and subscription rights of shareholders are excluded. The issue price of the new registered shares shall correspond to the par value and shall be paid in cash. The board of directors shall determine the other conditions and prerequisites for the exercise of the options.

Art. 4 - Aktien	Art. 4 - Shares
Die Namenaktien werden in Form von Wertrechten ausgegeben und als intermediärverwahrte Wertpapiere (Bucheffekten) geführt.	The registered shares are issued as uncertificated securities and are held as intermediated securities.
Die Gesellschaft kann als intermediärverwahrte Wertpapiere (Bucheffekten) geführte Aktien aus dem jeweiligen Verwahrungssystem zurückziehen.	The Company may withdraw the shares held as intermediated securities from the relevant depositing system.

Die Gesellschaft kann ihre Namenaktien in Form von Einzelurkunden, Globalurkunden oder Wertrechten ausgegeben. Der Gesellschaft steht es im Rahmen der gesetzlichen Vorgaben frei, ihre in einer dieser Formen ausgegebenen Namenaktien jederzeit und ohne Zustimmung der Aktionäre in eine andere Form umzuwandeln.

The Company may issue its registered shares in the form of single certificates, global certificates or uncertificated securities. Under the conditions set forth by statutory law, the Company may convert its registered shares form one form into another form at any time and without the approval of the shareholders.

Der Aktionär hat keinen Anspruch auf Umwandlung von in bestimmter Form ausgegebenen Namenaktien in eine andere Form. Jeder Aktionär kann jedoch von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die von ihm gemäss Aktienbuch gehaltenen Namenaktien verlangen.

The shareholder has no right to demand a conversion of the form of the registered shares. Each shareholder may, however, at any time request a written confirmation from the Company of the registered shares held by such shareholder, as reflected in the share register.

Die Übertragung von Bucheffekten, denen Aktien der Gesellschaft zugrunde liegen, und die Bestellung von Sicherheiten an diesen Bucheffekten richten sich nach den Bestimmungen des jeweils anwendbaren Gesetzes über intermediärverwahrte Wertpapiere (Bucheffekten). Eine Übertragung des Eigentums am Titel durch schriftliche Abtretungserklärung (Zession) ist ausgeschlossen.

The transfer of intermediated securities based on the Company’s shares and the pledging of these intermediated securities shall be based on the provisions of the applicable intermediated securities act. Transfer of property as collateral by means of written assignment is not permitted.

Art. 5 - Zerlegung und Zusammenlegung von Aktien

Die Generalversammlung kann bei unverändert bleibendem Aktienkapital durch Statutenänderung jederzeit Aktien in solche von kleinerem Nennwert zerlegen oder zu solchen von grösserem Nennwert zusammenlegen, wobei letzteres der Zustimmung des Aktionärs bedarf.

Art. 5 - Splitting and Consolidation of Shares

By amending the articles of association, the shareholders’ meeting is authorized at any time – with unchanged share capital – to split shares into shares with lower par value or to consolidate shares into shares with higher par value, with the latter requiring the shareholder’s consent.

Art. 6 - Aktienbuch, Wertrechtebuch	Art. 6 - Share Register, Register of Book-Entry Securities

Die Gesellschaft führt über die Namenaktien ein Aktienbuch, in welches die Eigentümer, Nutzniesser und Nominees mit Namen und Adressen bzw. bei juristischen Personen mit Firma und Sitz eingetragen werden. Im Verhältnis zur Gesellschaft gilt als Aktionär, Nutzniesser oder Nominee, wer im Aktienbuch eingetragen ist.

The Company shall maintain a share register, which lists the name and address respectively, in case of legal entities, the company name and registered offices of the owners, usufructuaries or nominees of the shares. Only those registered in the shareholders’ register shall be recognized as shareholders, usufructuaries or nominees towards the Company.

Ist die Eintragung eines Erwerbers aufgrund falscher Angaben erfolgt, kann dieser nach Anhörung vom Verwaltungsrat aus dem Aktienbuch gestrichen werden.	The board of directors may, after having heard the concerned owner of the shares, cancel entries which were based on untrue information.

Jeder Aktionär hat der Gesellschaft allfällige Adressänderungen zur Eintragung ins Aktienbuch zu melden.	The shareholders shall notify the Company of any change of their address.
Die Gesellschaft führt ein Buch über die von der Gesellschaft ausgegebenen Wertrechte, in das die Anzahl und Stückelung der ausgegebenen Wertrechte sowie die ersten Nehmer eingetragen werden.

The Company maintains a register containing the book-entry securities issued by the Company, in which the number and denomination of the issued book-entry securities as well as the first acquirers are recorded.

Der Verwaltungsrat regelt die Zuständigkeiten für die Führung des Aktienbuches und des Wertrechtebuches sowie die Voraussetzungen der Anerkennung von Personen als Aktionär oder Nutzniesser oder Nominee mit oder ohne Stimmrecht sowie deren Eintragung im Aktienbuch.

Der Verwaltungsrat gibt in der Einladung zur Generalversammlung das für die Teilnahme und Stimmberechtigung massgebende Stichdatum der Eintragung im Aktienbuch bekannt.

The board of directors regulates the responsibilities for the maintenance of the share register and the book-entry securities register as well as the requirements for the recognition of persons as shareholders or usufructuaries or nominees with or without voting rights and their entry in the share register.

In the invitation to the shareholders’ meeting, the board of directors announces the cut-off date for registration in the share register which is decisive for participation and voting rights.

III. Organisation der Gesellschaft	III. Organization of the Company
Art. 7 - Organe der Gesellschaft	Art. 7 - Governing Bodies of the Company
Die Organe der Gesellschaft sind: A. die Generalversammlung; B. der Verwaltungsrat; C. die Revisionsstelle.	The governing bodies of the Company are: A. the shareholders’ meeting; B. the board of directors; C. the auditor.

A. Generalversammlung Art. 8 - Aufgaben	A. The Shareholders’ Meeting Art. 8 - Powers
Die Generalversammlung der Aktionäre ist das oberste Organ der Gesellschaft. Ihr stehen folgende unübertragbare Befugnisse zu:	The shareholders’ meeting is the supreme body of the Company. It has the following inalienable powers:

1.	die Festsetzung und Änderung der Statuten der Gesellschaft;	1.	to adopt and amend the articles of association of the Company;

2.	die Wahl der Mitglieder des Verwaltungsrates, des Präsidenten des Verwaltungsrates, der Mitglieder des Vergütungsausschusses, des unabhängigen Stimmrechtsvertreters und der Revisionsstelle;	2.	to elect the members of the board of directors, the chairman of the board of directors, the members of the compensation committee, the independent proxy and the auditors;

3.	die Genehmigung des Lageberichtes und der Konzernrechnung;	3.	to approve the management report and the consolidated accounts;

4.	die Genehmigung der Jahresrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende und der Tantieme;	4.	to approve the annual financial statements and to decide on the allocation of the allocation of disposable profit, in particular to set the dividend and the shares of profits paid to members of the board of directors;

5.	Genehmigung der Vergütung des Verwaltungsrates und der Geschäftsleitung gemäss Art. 23 der Statuten;	5.	to approve the compensation of the board of directors and the executive management (based on general compensation principles as stated in Art. 23 of the articles of association);

6.	die Entlastung der Mitglieder des Verwaltungsrates und der Geschäftsleitung;	6.	to discharge the members of the board of directors and the management;

7.	die Auflösung der Gesellschaft mit oder ohne Liquidation;	7.	to dissolve the Company with or without liquidation;

8.	die Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind oder ihr durch den Verwaltungsrat oder die Revisionsstelle vorgelegt werden.	8.	to pass resolutions concerning all matters which are reserved to the authority of the shareholders’ meeting by law or by the articles of association or which are presented to it by the board of directors or the auditor.

Art. 9 - Einberufung und Traktandierung

Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Schluss des Geschäftsjahres statt, ausserordentliche Versammlungen werden je nach Bedarf einberufen.

Art. 9 - Calling a Meeting, Items on the Agenda

The annual shareholders’ meeting takes place annually within six months of the closing of the fiscal year, extraordinary shareholders’ meetings are called if and when required.

Generalversammlungen werden am Sitz der Gesellschaft oder einem anderen, vom Verwaltungsrat bestimmten Ort, abgehalten.	The shareholders’ meetings are held at the Company’s domicile or at any other place designated by the board of directors.

Die Generalversammlung ist spätestens 20 Tage vor dem Versammlungstag in der durch Art. 31 der Statuten vorgeschriebenen Form einzuberufen. Die Einberufung erfolgt durch den Verwaltungsrat, nötigenfalls durch die Revisionsstelle. Das Einberufungsrecht steht auch den Liquidatoren und den Vertretern der Anleihensgläubiger zu.

The shareholders’ meeting must be convened at least twenty (20) days prior to the day of the meeting in the form as set forth in Art. 31 of the articles of association. It must be convened by the board of directors, or if necessary by the statutory auditors. Liquidators and representatives of bond creditors also have the right to call a shareholders’ meeting.

Die Einberufung einer Generalversammlung kann auch von einem oder mehreren Aktionären, die zusammen mindestens 10 Prozent des Aktienkapitals oder die Aktien im Nennwerte von 1 Million Franken vertreten, verlangt werden. Aktionäre, die zusammen mindestens 10 Prozent des Aktienkapitals oder Aktien im Nennwerte von 1 Million Franken vertreten, können die Traktandierung eines Verhandlungsgegenstandes verlangen. Einberufung und Traktandierung des Aktionärs werden mindestens 30 Tage im Voraus schriftlich unter Angabe des Verhandlungsgegenstandes und der Anträge anbegehrt.

One or several shareholders who together represent at least ten percent of the share capital or shareholders representing shares with a nominal value of CHF 1,000,000.00, may request that a shareholders’ meeting be called. Shareholders, who together represent at least ten percent of the share capital or Shareholders representing shares with a nominal value of CHF 1,000,000.00 may request an item be placed on the agenda. The convening of a meeting and the request for items to be placed on the agenda must be submitted by the shareholder at least 30 calendar days in advance of the meeting in writing by stating the matters to be discussed and the motions to be brought before the meeting.

In der Einberufung sind die Verhandlungsgegenstände sowie die Anträge des Verwaltungsrates und der Aktionäre bekanntzugeben, welche die Durchführung einer Generalversammlung oder die Traktandierung eines Verhandlungsgegenstandes verlangt haben.

The notice convening the shareholders’ meeting must provide the matters to be discussed, as well as the motions of the members of the board of directors and the shareholders requesting that the meeting be called or that an item be placed on the agenda.

Spätestens 20 Tage vor der ordentlichen Generalversammlung sind der Geschäftsbericht und der Revisionsbericht den Aktionären am Gesellschaftssitz zur Einsicht aufzulegen. Jeder Aktionär kann verlangen, dass ihm unverzüglich eine Ausfertigung dieser Unterlagen zugestellt wird. Die Aktionäre sind hierüber in der Einberufung zu unterrichten.

No later than 20 days prior to the annual shareholders’ meeting, the business report and the auditor’s report must be made available to the shareholders for inspection at the registered office of the Company. Any shareholder may request that a copy of these documents be promptly sent to him. Reference to this option must be made in the notice convening the shareholders’ meeting.

Über Anträge zu nicht gehörig angekündigten Verhandlungsgegenständen können keine Beschlüsse gefasst werden; ausgenommen sind Anträge auf Einberufung einer ausserordentlichen Generalversammlung, auf Durchführung einer Sonderprüfung und auf Wahl einer Revisionsstelle infolge Begehrens eines Aktionärs.

No resolutions may be passed on motions concerning agenda items which have not been duly announced in this way; excepted are motions for the convening of a special shareholders’ meeting, the initiating of a special audit and the selection of statutory auditors due to the request of a shareholder.

Zur Stellung von Anträgen im Rahmen der Verhandlungsgegenstände und zu Verhandlungen ohne Beschlussfassung bedarf es keiner vorgängigen Ankündigung.	The making of motions within the scope of agenda items and the discussion without the passing of resolutions does not require announcement in advance.

Art. 10 - Universalversammlung

Die Eigentümer oder Vertreter sämtlicher Aktien können, falls kein Widerspruch erhoben wird, eine Generalversammlung ohne Einhaltung der für die Einberufung vorgeschriebenen Formvorschriften abhalten.

Art. 10 - Full Meeting of all Shareholders

If no objection is raised, the owners of all the shares or their representatives, respectively, may hold a shareholders’ meeting without observing the prescribed formalities of convening the meeting.

In dieser Versammlung kann über alle in den Geschäftskreis der Generalversammlung fallenden Gegenstände gültig verhandelt und Beschluss gefasst werden, solange die Eigentümer oder Vertreter sämtlicher Aktien anwesend sind.	As long as the owners of all the shares or their representatives, respectively, are present, all items within the powers of the shareholders’ meeting may validly be discussed and decided upon at such a meeting.

Art. 11 - Vorsitz und Protokoll

Den Vorsitz in der Generalversammlung führt der Präsident, in dessen Verhinderungsfalle ein anderes vom Verwaltungsrat bestimmtes Mitglied. Ist kein Mitglied des Verwaltungsrates anwesend, wählt die Generalversammlung einen Tagesvorsitzenden.

Der Vorsitzende bezeichnet den Protokollführer und die Stimmenzähler, die nicht Aktionäre zu sein brauchen. Das Protokoll ist vom Vorsitzenden und vom Protokollführer zu unterzeichnen.

Art. 11 - Chairman and Minutes

The president of the board of directors chairs the shareholders’ meeting, or, if he or she is prevented from doing so, any other member of the board of directors designated by such board will chair the meeting. In the event there is no member of the board of directors present, the shareholders’ meeting will elect a president for the day.

The chairman designates the secretary and the scrutineers, who need not be shareholders. The minutes must be signed by the chairman and the recording secretary.

Art. 12 - Stimmrecht und Vertretung

Jede Aktie verfügt, unabhängig von ihrem Nennwert, über eine Stimme. Die Rechte an den Aktien sind unteilbar. Das Stimmrecht und die übrigen Mitgliedschaftsrechte können nur von den im Aktienbuch eingetragenen Aktionären, Nutzniessern oder Nominees geltend gemacht werden. Vorbehalten bleiben die gesetzliche Vertretung sowie nach Massgabe der Statuten die rechtsgeschäftliche Stellvertretung. Stimmberechtigt in der Generalversammlung sind diejenigen Aktionäre, Nutzniesser und Nominees, die an dem vom Verwaltungsrat bezeichneten Stichtag im Aktienbuch eingetragen sind.

Art. 12 - Voting Right and Proxy

Each share shall be entitled to one vote, regardless of its nominal value. The shares are not divisible. The right to vote and the other member rights may only be exercised by shareholders, beneficiaries or nominees who are registered in the share register. Reserved are the legal representation and power of attorneys in accordance with the provisions of these articles of association. Those entitled to vote in the shareholders’ meeting are the shareholders, beneficiaries and nominees who are entered in the share register at such cut-off date as shall be determined by the board of directors.

Jeder Aktionär kann seine Aktien an der Generalversammlung selbst vertreten oder durch den unabhängigen Stimmrechtsvertreter, durch einen anderen Aktionär oder eine Drittperson (die nicht selbst Aktionär sein muss) mittels schriftlicher Vollmacht oder durch seinen gesetzlichen Vertreter vertreten lassen. Über die Anerkennung der Vollmacht entscheidet der Vorsitzende.	Any shareholder may represent his/her/its shares in the shareholders’ meeting him-/her-/itself or may be represented by the independent proxy, another registered shareholder or a third party (who need not be a shareholder) with written authorization or his/her/its legal representative to act as proxy to represent his/her/its shareholder at the shareholders’ meeting. The chairman decides whether to recognize the power of attorney.

Der unabhängige Stimmrechtsvertreter wird von der Generalversammlung für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung gewählt und kann wiedergewählt werden. Hat die Gesellschaft keinen unabhängigen Stimmrechtsvertreter oder ist der unabhängige Stimmrechtsvertreter verhindert, bezeichnet der Verwaltungsrat den unabhängigen Stimmrechtsvertreter für die nächste Generalversammlung.

The independent proxy shall be elected by the shareholders’ meeting for a term of office until the completion of the next annual shareholders’ meeting and shall be eligible for re-election. If the Company does not have an independent proxy or if the independent proxy is unable to attend, the board of directors shall appoint the independent proxy for the next shareholders’ meeting.

Der Verwaltungsrat erlässt die Bestimmungen betreffend Ausweis über Aktienbesitz, Vollmachten und Stimminstruktionen sowie die Ausgabe von Stimmaktien.	The board of directors shall issue the regulations on the method of providing shareholder status, on proxies and voting instructions, and on the issue of voting cards.

Art. 13 - Beschlussfassung

Die Generalversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen, soweit das Gesetz oder die Statuten es nicht anders bestimmen, mit der absoluten Mehrheit der vertretenen Aktienstimmen. Bei Stimmengleichheit gilt ein Antrag als abgelehnt. Dem Vorsitzenden steht kein Stichentscheid zu.

Art. 13 - Adoption of Resolutions

Unless provided otherwise by mandatory provisions of law or by the articles of association, resolutions and elections are passed by the absolute majority of all votes represented. In the event of a tie, a motion is deemed to have been rejected. The chairman does not have a tie-breaking vote.

Bevor ein Beschluss nach Art. 8 Ziff. 3 und 4 dieser Statuten gefasst werden kann, muss der Generalversammlung der Revisionsbericht vorliegen. Die Revisionsstelle muss an der Generalversammlung anwesend sein.

Before passing a resolution according to Article 8 Sections 3 and 4 of these articles of association, an audit report must be available to the shareholders’ meeting. Auditors must be present at the shareholders’ meeting.

Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Stimmen und die absolute Mehrheit der vertretenen Aktiennennwerte auf sich vereinigt, ist erforderlich für:	A resolution of the shareholders’ meeting passed by at least two thirds of the votes represented and the absolute majority of the nominal value of the shares represented at the meeting is required for:

1.	die Änderung des Gesellschaftszweckes;	1.	the change of the Company’s purpose;

2.	die Einführung von Stimmrechtsaktien;	2.	the creation of shares with privileged voting rights;

3.	die Beschränkung der Übertragbarkeit von Namenaktien;	3.	the restriction of the transferability of registered shares;

4.	eine genehmigte oder eine bedingte Kapitalerhöhung;	4.	the increase of capital, authorized or subject to a condition;

5.	die Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder zwecks Sachübernahme und die Gewährung von besonderen Vorteilen;	5.	an increase of capital out of equity, against contributions in kind, or for the purpose of acquisition of assets and the granting of special benefits;

6.	die Einschränkung oder Aufhebung des Bezugsrechtes;	6.	the limitation or withdrawal of preferential subscription rights;

7.	die Verlegung des Sitzes der Gesellschaft;	7.	moving the registered office and principal place of business of the Company;

8.	die Auflösung der Gesellschaft mit oder ohne Liquidation.	8.	the dissolution or liquidation of the Company.

Sofern das Fusionsgesetz keine höheren Quoren vorsieht, gelten die Quoren gemäss vorgenannten Abschnitt für Beschlüsse unter dem Fusionsgesetz.	Unless the Swiss Merger Act provides for higher quorums, the same quorums as set forth in the abovementioned section shall apply to the resolutions according to the Swiss Merger Act.
Statutenbestimmungen, die für die Fassung bestimmter Beschlüsse grössere Mehrheiten als die vom Gesetz vorgeschriebenen festlegen, können nur mit dem erhöhten Mehr eingeführt und aufgehoben werden.

Should the articles of association contain provisions which set higher majorities than those provided for by law for the adoption of certain resolutions, such provisions may be introduced and set aside only with such higher majority.

B. Verwaltungsrat Art. 14 - Wahl und Zusammensetzung Der Verwaltungsrat der Gesellschaft besteht aus drei oder mehreren Mitgliedern.	B. Board of Directors Art. 14 - Election and Constitution The board of directors of the Company consists of three or more members.

Die Mitglieder des Verwaltungsrates und der Präsident des Verwaltungsrates werden von der Generalversammlung jährlich für die Dauer bis zum Abschluss der nächsten ordentlichen Generalversammlung gewählt und sind wieder wählbar. Die Wahl erfolgt für jedes Mitglied einzeln.

The members of the board of directors and the chairman of the board of directors shall be elected annually by the shareholders’ meeting for a period until the completion of the next annual shareholders’ meeting and shall be eligible for re-election. Each member of the board of directors shall be elected individually.

Vorbehältlich der Wahl des Präsidenten des Verwaltungsrates und der Mitglieder des Vergütungsausschusses durch die Generalversammlung konstituiert sich der Verwaltungsrat selbst. Er bezeichnet den Sekretär, der dem Verwaltungsrat nicht angehören muss. Ist das Präsidium des Verwaltungsrates vakant, bezeichnet der Verwaltungsrat aus seiner Mitte einen Präsidenten für die verbleibende Amtsdauer.

Except for the election of the chairman of the board of directors and the members of the compensation committee by the shareholders’ meeting, the board of directors shall constitute itself. It shall appoint the secretary, who does not need to be a member of the board of directors. If the office of the chairman of the board of directors is vacant, the board of directors shall appoint a new chairman of the board of directors from among its members for the remaining term of office.

Art. 15 - Sitzungen und Beschlussfassung Beschlussfähigkeit, Beschlussfassung und Geschäftsordnung werden im Organisationsreglement geregelt.	Art. 15 - Meetings and Adoption of Resolutions The quorum, the adoption of resolutions and rules of procedure are set forth in the organizational rules.
Jedes Mitglied des Verwaltungsrates kann unter Angabe der Gründe vom Präsidenten die unverzügliche Einberufung einer Sitzung verlangen.	Each member of the board of directors is entitled to request the president to convene an immediate meeting by specifying the reason therefore.

Sitzungen des Verwaltungsrates werden vom Präsidenten, im Falle seiner Verhinderung, falls vorhanden, vom Vizepräsidenten oder, im Falle der Verhinderung des Präsidenten und des Vizepräsidenten von einem anderen Mitglied des Verwaltungsrates einberufen, so oft dies als notwendig erscheint.

Meetings of the board of directors shall be called by its chairman, in his absence by the vice chairman, if any, or in the absence of the chairman and the vice chairman by another member of the board of directors, whenever the need arises.

Bei der Beschlussfassung in Sitzungen des Verwaltungsrates hat der Vorsitzende den Stichentscheid.	The chairman casts the tie-breaking vote if required for resolutions to be adopted at meetings of the board of directors.
Kein Präsenzquorum ist erforderlich, wenn ausschliesslich die Durchführung einer Kapitalerhöhung festzustellen und die daraus folgende Statutenänderung zu beschliessen ist.	No quorum of presence is needed, if only the execution of an increase of capital has to be ascertained and the the Articles of Association have to be adapted out of it.

Beschlüsse können ohne Abhalten einer Sitzung des Verwaltungsrates auf dem Wege der schriftlichen Zustimmung zu einem gestellten Antrag (d.h. per Brief, Fax oder E-Mail) gefasst werden, sofern nicht ein Mitglied die mündliche Beratung verlangt. Solche Beschlüsse werden mit der Mehrheit der abgegebenen Stimmen gefasst.

Resolutions can be passed without holding a meeting of the board of directors by obtaining the written consent of the board of directors to a given proposal (i.e. by letter, fax or electronic transmission), provided no member requests oral deliberations. Such resolution may be taken with the majority of votes cast.

Über die Verhandlungen und Beschlüsse ist ein Protokoll zu führen, das vom Vorsitzenden und vom Sekretär unterzeichnet wird.	Minutes of the business and resolutions of the board of directors must be kept. Such minutes must be signed by the chairman and the secretary.
Art. 16 - Recht auf Auskunft und Einsicht Jedes Mitglied des Verwaltungsrates kann Auskunft über alle Angelegenheiten der Gesellschaft verlangen.	Art. 16 - Right to Obtain Information and Right to Inspect Each member of the board of directors may request information regarding all matters of the Company.
In den Sitzungen sind alle Mitglieder des Verwaltungsrates sowie die mit der Geschäftsführung betrauten Personen zur Auskunft verpflichtet.	During the meetings, all members of the board of directors and all persons in charge of management have the obligation to provide information.

Ausserhalb der Sitzungen kann jedes Mitglied von den mit der Geschäftsführung betrauten Personen Auskunft über den Geschäftsgang und, mit Ermächtigung des Präsidenten, auch über einzelne Geschäfte verlangen.

Outside the meetings, each member may request information regarding the course of business, and, with the president’s consent, regarding individual transactions from the persons in charge of management of the Company.

Soweit es für die Erfüllung einer Aufgabe erforderlich ist, kann jedes Mitglied dem Präsidenten beantragen, dass ihm Bücher und Akten vorgelegt werden.	To the extent required for the performance of his or her duties, each member may apply to the president to be provided the books and records.
Weist der Präsident ein Gesuch auf Auskunft, Anhörung oder Einsicht ab, so entscheidet der Verwaltungsrat.	If the president denies a request for information, to be heard, or for the inspection of documents, the board of directors will decide.
Regelungen oder Beschlüsse des Verwaltungsrates, die das Recht auf Auskunft und Einsichtnahme der Verwaltungsräte erweitern, bleiben vorbehalten.	Stipulations or resolutions of the board of directors extending its members’ right to obtain information and their right to inspect documents remain reserved.

Art. 17 - Aufgaben

Der Verwaltungsrat kann in allen Angelegenheiten Beschluss fassen, die nicht nach Gesetz oder Statuten der Generalversammlung zugeteilt sind. Er führt die Geschäfte der Gesellschaft, soweit er die Geschäftsführung nicht übertragen hat.

Art. 17 - Duties

The board of directors may decide all matters that are not allocated to other corporate bodies by law or the articles of association. The board of directors manages the Company’s business to the extent it has not delegated management.

Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Aufgaben:	The board of directors has the following non-transferable and inalienable duties:

1.	die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;	1.	the ultimate direction of the business of the Company and the giving of the necessary directives;

2.	die Festlegung der Organisation;	2.	the establishment of the organization;

3.	die Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung, sofern diese für die Führung der Gesellschaft notwendig ist;	3.	the structuring of the accounting system, the financial control and, to the extent necessary for the management of the Company, the financial planning;

4.	die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen und die Regelung ihrer Zeichnungsberechtigung;	4.	the appointment and removal of the persons entrusted with the management and the representation of the Company and regulating the power to sign for the Company;
5.	die Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;	5.	the ultimate supervision of the persons entrusted with the management of the Company, namely in view of their compliance with the law, the articles of association, regulations and instructions;
6.	die Erstellung des Geschäftsberichtes und des Vergütungsberichtes sowie die Vorbereitung der Generalversammlung und die Ausführung ihrer Beschlüsse;	6.	the preparation of the annual report and the compensation report, as well as the preparation of the shareholders’ meeting and the implementation of its resolutions;
7.	die Benachrichtigung des Richters im Falle der Überschuldung.	7.	the notification of the judge in the case of overindebtedness;

Der Verwaltungsrat kann die Vorbereitung und die Ausführung seiner Beschlüsse oder die Überwachung von Geschäften Ausschüssen oder einzelnen Mitgliedern zuweisen. Er hat für eine angemessene Berichterstattung an seine Mitglieder zu sorgen.

The board of directors may assign the preparation and the implementation of its resolutions or the supervision of business transactions to committees or individual members. It shall provide for adequate reporting to its members.

Der Verwaltungsrat wahrt die Interessen der Gesellschaft in guten Treuen.	The board of directors attends faithfully to the Company’s interests.
Art. 18 - Übertragung der Geschäftsführung und der Vertretung	Art. 18 - Delegation of Management and Representation
Der Verwaltungsrat kann die Geschäftsführung nach Massgabe eines Organisationsreglementes ganz oder zum Teil an einzelne Mitglieder (Delegierte) oder an Dritte (Direktoren) übertragen.	The board of directors may delegate management or parts thereof to individual members (managing directors) or to third parties (managers) in accordance with organization rules.

Dieses Reglement ordnet die Geschäftsführung, bestimmt die hierfür erforderlichen Stellen, umschreibt deren Aufgaben und regelt insbesondere die Berichterstattung.	These rules provide for a management structure, determine the positions required for this purpose, describe their respective duties and stipulate in particular the reporting rules.
Soweit die Geschäftsführung nicht übertragen worden ist, steht sie allen Mitgliedern des Verwaltungsrates gesamthaft zu.	To the extent management has not been delegated, it is vested jointly in the members of the board of directors.
Der Verwaltungsrat kann die Vertretung einem oder mehreren Mitgliedern (Delegierte) oder Dritten (Direktoren) übertragen. Mindestens ein Mitglied des Verwaltungsrates muss zur Vertretung befugt sein.

The board of directors may delegate the power of representation to one or several members (delegates) or third parties (executive officers). At least one member of the board of directors must be empowered to represent the Company.

Art. 18a - Schadloshaltung	Art. 18a - Indemnification

(a) Soweit gesetzlich zulässig hält die Gesellschaft aktuelle und ehemalige Mitglieder des Verwaltungsrates und der Geschäftsleitung sowie deren Erben, Konkurs- oder Nachlassmassen aus Gesellschaftsmitteln für Schäden, Verluste und Kosten aus drohenden, hängigen oder abgeschlossenen Klagen, Verfahren oder Untersuchungen in zivil-, straf- und verwaltungsrechtlicher oder anderer Natur (beispielsweise und nicht ausschliesslich Verantwortlichkeiten gestützt auf Vertragsrecht, Haftpflichtrecht und anderes anwendbares ausländisches Recht und alle angemessenen Anwalts-, Prozess- und andere Kosten und Auslagen) schadlos, welche ihnen oder ihren Erben, Konkurs- oder Nachlassmassen entstehen oder entstehen können aufgrund (i) von tatsächlichen oder behaupteten Handlungen, Zustimmungen oder Unterlassungen im Zusammenhang mit der Ausübung ihrer Pflichten oder behaupteten Pflichten, (ii) ihrer Tätigkeit als Mitglied des Verwaltungsrates oder der Geschäftsleitung, oder (iii) ihrer Tätigkeit im Auftrag der Gesellschaft als Mitglied des Verwaltungsrates oder der Geschäftsleitung, Arbeitnehmer oder Agent einer anderen Kapitalgesellschaft, Personengesellschaft, eines Trusts oder anderer Gesellschaftsformen.

(a) The Company shall indemnify and hold harmless, to the fullest extent permitted by law, the current and former members of the board of directors, the executive management, and their heirs, executors and administrators out of the assets of the Company from against all damages, losses, liabilities and expenses in connection with threatened, pending or completed actions, proceeding or investigations, whether civil, criminal, administrative or other (including but not limited to, liabilities under contract, tor and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or reason of (i) any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty; or (ii) serving as a member of the board of directors or member of the executive management of the Company; or iii) serving at the request of the Company as director, officer, or employee or agent of another company, partnership, trust or other enterprise.

Diese Pflicht zur Schadloshaltung besteht nicht, soweit in einem endgültigen und rechtskräftigen Entscheid eines zuständigen Gerichts, Schiedsgerichts oder einer zuständigen Verwaltungsbehörde entschieden worden ist, dass eine der genannten Personen ihrer Pflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.

This indemnity shall not extent to any matter in which any of the said persons is found, in a final judgment or decree of a court, arbitral tribunal or government or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of said person’s duties as a member of the board of directors or member of the executive management.

(b) Ohne die vorstehende lit. a einzuschränken, schiesst die Gesellschaft aktuellen und ehemaligen Mitgliedern des Verwaltungsrates und der Geschäftsleitung die Gerichts- oder Anwaltskosten vor, die im Zusammenhang mit zivil-, straf- oder verwaltungsrechtlichen Verfahren oder im Zusammenhang mit Untersuchungen, wie in vorstehender lit. a beschrieben, anfallen. Die Gesellschaft kann solche Kostenvorschüsse ablehnen oder zurückfordern, sofern ein zuständiges Gericht oder eine zuständige Verwaltungsbehörde rechtskräftig feststellt, dass das entsprechende Mitglied des Verwaltungsrates oder der Geschäftsleitung eine vorsätzliche oder grobfahrlässige Verletzung seiner Pflichten als Mitglied des Verwaltungsrats oder der Geschäftsleitung begangen hat.

(b) Without limiting the foregoing lit. a, the Company shall advance existing and former members of the board of directors and executive management court costs and attorney fees in connection with civil, criminal, administrative or investigative proceedings as described in the preceding lit. a. The Company may reject or recover such advanced costs if a court or governmental or administrative authority of competent jurisdiction not subject to appeal holds that the member of the board of directors or member of the executive management in questions has committed an intentional gross negligent breach of his statutory duties as a member of the board of directors or member of the executive management.

(c) Die Gesellschaft kann Haftpflichtversicherungen für die Mitglieder des Verwaltungsrates oder der Geschäftsleitung abschliessen. Die Bezahlung der Versicherungsprämien wird von der Gesellschaft oder ihren Tochtergesellschaften übernommen

(c) The Company may procure directors’ and officers’ liability insurance for members of the board of directors and members of the executive management of the Company. The insurance premiums shall be charged to and paid by the Company or its subsidiaries.

Art. 19 - Wahl und Zusammensetzung des Vergütungsausschusses Der Vergütungsausschuss besteht aus zwei oder mehreren Mitgliedern des Verwaltungsrates.	Art. 19 - Election and Constitution of Compensation Committee The compensation committee shall consist of two or more members of the board of directors.
Der Verwaltungsrat bezeichnet den Vorsitzenden des Vergütungsausschusses.	The board of directors shall appoint the chairman of the compensation committee.

Die Mitglieder des Vergütungsausschusses werden von der Generalversammlung jährlich für die Dauer bis zum Abschluss der nächsten ordentlichen Generalversammlung gewählt und sind wieder wählbar. Die Wahl erfolgt für jedes Mitglied des Vergütungsausschusses einzeln. Bei Vakanzen im Vergütungsausschuss, die zu einer Unterschreitung der Mindestanzahl von zwei Mitgliedern führen, ernennt der Verwaltungsrat für die verbleibende Amtsdauer die fehlenden Mitglieder aus seiner Mitte.

The members of the compensation committee shall be elected annually by the shareholders’ meeting for a period until the completion of the next annual shareholders’ meeting and shall be eligible for re-election. Each member of the compensation committee shall be elected individually. If there are vacancies on the compensation committee and the number of members falls below the minimum of two, the board of directors shall appoint the missing member from among its members for the remaining term of office.

Der Verwaltungsrat kann im Organisationsreglement oder in einem separaten Reglement Näheres zur Organisation und Beschlussfassung des Vergütungsausschusses festlegen.	The board of directors may determine further details on the organization and decision-making of the compensation committee in the organizational rules or in separate regulations.

Art. 20 - Aufgaben des Vergütungsausschusses

Der Vergütungsausschuss unterstützt den Verwaltungsrat bei der Festsetzung und Überprüfung der Vergütungsprinzipien und -richtlinien, bei der Erstellung des Vergütungsberichts sowie bei der Vorbereitung der Anträge zuhanden der Generalversammlung über die Vergütung des Verwaltungsrates und der Geschäftsleitung. Er kann dem Verwaltungsrat Anträge und Empfehlungen zu weiteren Vergütungsfragen unterbreiten.

Art. 20 - Duties of Compensation Committee

The compensation committee shall support the board of directors to establish and review the Company’s compensation principles and guidelines, in preparing the compensation report and in preparing the proposals to the shareholders’ meeting regarding compensation of the members of the board of directors and the members of the executive management. The compensation committee may submit proposals to the board of directors in other compensation related issues.

Der Verwaltungsrat kann dem Vergütungsausschuss weitere Aufgaben und Befugnisse zuweisen.	The board of directors may delegate further tasks and powers to the compensation committee.

C. Revisionsstelle

Art. 21 - Zusammensetzung, Amtsdauer

Die Generalversammlung wählt eine oder mehrere natürliche oder juristische Personen als Revisionsstelle, welche die besonderen fachlichen Voraussetzungen im Sinne von Art. 727b OR erfüllen müssen. Die Amtsdauer beträgt ein Jahr. Eine Wiederwahl ist zulässig.

C. Auditors

Art. 21 - Composition, Term of Office

One or several natural or legal persons may be elected as auditors, who must meet the special professional standards as defined in Art. 727b CO. The term of office is one year. Re-election is permitted.

Art. 22 - Befugnisse Der Revisionsstelle hat die im Gesetz festgehaltenen Befugnisse und Pflichten.	Art. 22 - Powers The auditors dispose of the duties and entitlements laid down in the law.

Die Generalversammlung kann die Aufgaben und Befugnisse der Revisionsstelle jederzeit erweitern, doch dürfen der Revisionsstelle keine Aufgaben des Verwaltungsrates übertragen werden oder solche, die die Unabhängigkeit beeinträchtigen.

The shareholders’ meeting may at any time extend the duties and powers of the auditors, buy the auditors may not be assigned any duties of the board of directors or any duties that would impair their independence.

IV. Vergütung des Verwaltungsrates und der Geschäftsleitung	IV. Compensation of the Board of Directors and the Executive Management

Art. 23 - Genehmigung der Vergütung	Art. 23 - Approval of Compensations by Shareholders’ Meeting

Die Generalversammlung genehmigt jährlich die Anträge des Verwaltungsrates in Bezug auf:	The shareholders’ meeting shall approve annually the proposals of the board of directors in relation to:

a)	den maximalen Gesamtbetrag der Vergütung des Verwaltungsrates für die folgende Amtsperiode;	a)	the maximum aggregate amount of the compensation of the board of directors for the following term office;

b)	den maximalen Gesamtbetrag der Vergütung der Geschäftsleitung für das folgende Geschäftsjahr.	b)	the maximum aggregate amount of the compensation of the executive management for the following financial year.

Der Verwaltungsrat kann der Generalversammlung abweichende und zusätzliche Anträge in Bezug auf die gleichen oder andere Zeitperioden zur Genehmigung vorlegen.	The board of directors may submit for approval by the shareholders’ meeting deviating or additional proposals relating to the same or different periods.

Lehnt die Generalversammlung einen Antrag des Verwaltungsrates ab, setzt der Verwaltungsrat den entsprechenden (maximalen) Gesamtbetrag oder (maximale) Teilbeträge unter Berücksichtigung aller relevanten Faktoren fest, und unterbreitet den oder die so festgesetzten Beträge derselben Generalversammlung, einer nachfolgenden ausserordentlichen Generalversammlung oder der nächsten ordentlichen Generalversammlung zur Genehmigung.

In the event the shareholders’ meeting does not approve a proposal of the board of directors, the board of directors shall determine, taking into account all relevant factors, the respective (maximum) aggregate amount or partial (maximum) amounts, and submit the amount(s) so determined for approval by the same shareholders’ meeting, a subsequent extraordinary shareholders’ meeting or the next annual shareholders’ meeting.

Die Gesellschaft oder von ihr kontrollierte Gesellschaften können Vergütungen vor der Genehmigung durch die Generalversammlung unter Vorbehalt der nachträglichen Genehmigung durch die Generalversammlung ausrichten.

The Company or any company controlled by it may pay out compensation prior to approval by the shareholders’ meeting subject to subsequent approval by the shareholders’ meeting.

Die Gesellschaft oder von ihr kontrolliere Gesellschaften sind ermächtigt, jedem Mitglied, das während einer von der Generalversammlung bereits genehmigten Vergütungsperiode in die Geschäftsleitung eintritt, während der Dauer der bereits genehmigten Vergütungsperiode(n) einen Zusatzbetrag auszurichten. Der Zusatzbetrag darf 50% der zuletzt von der Generalversammlung genehmigten Gesamtbeträge der fixen und variablen Vergütungen der Geschäftsleitung je Vergütungsperiode nicht übersteigen.	The Company or any company controlled by it shall be authorized to pay to any executive who becomes a member during a compensation period for which the shareholders’ meeting has already approved the compensation of the executive management a supplementary amount during the compensation period(s) already approved. The supplementary amount shall not exceed 50% of the aggregate amounts of fixed and variable compensation of the executive management last approved by the shareholders’ meeting per compensation period.

Art. 24 - Allgemeine Vergütungsgrundsätze

Die Vergütung der Mitglieder des Verwaltungsrates umfasst grundsätzlich zusätzlich zu der fixen Grundentschädigung keine variable Vergütung. Zusätzlich zu einer fixen Vergütung kann den Mitgliedern der Geschäftsleitung eine variable Vergütung, die sich nach der Erreichung bestimmter Leistungsziele richtet, ausgerichtet werden.

Art. 24 - General Compensation Principles

The compensation of members of the Board shall not consist of any variable compensation, in addition to the fixed compensation. In addition to a fixed compensation, members of the executive management may be paid a variable compensation, depending on the achievement of certain performance criteria.

Die Leistungsziele können persönliche Ziele, Ziele der Gesellschaft oder bereichsspezifische Ziele und im Vergleich zum Markt, anderen Unternehmen oder vergleichbaren Richtgrössen berechnete Ziele umfassen, unter Berücksichtigung von Funktion und Verantwortungsstufe des Empfängers der variablen Vergütung. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss legen die Gewichtung der Leistungsziele und die jeweiligen Zielwerte fest.

The performance criteria may include individual targets, targets of the Company or parts thereof and targets in relation to the market, other companies or comparable benchmarks, taking into account position and level of responsibility of the recipient of the variable compensation. The board of directors or, where delegated to it, the compensation committee shall determine the relative weight of the performance criteria and the respective target values.

Die Vergütung von Mitgliedern des Verwaltungsrates erfolgt grundsätzlich in Geld und/oder Aktien. Die Vergütung von Mitgliedern der Geschäftsleitung kann in Form von Geld, Aktien, Finanzinstrumenten oder Sach- oder Dienstleistung ausgerichtet werden. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss legen Zuteilungs-, Ausübungs-, und Verfallsbedingungen sowie Wartefristen fest. Sie können vorsehen, dass aufgrund des Eintritts im Voraus bestimmter Ereignisse wie einem Kontrollwechsel oder der Beendigung einer Arbeits- oder Mandatsverhältnisses Wartefristen oder Ausübungsbedingungen weitergelten, verkürzt oder aufgehoben werden, Vergütungen unter Annahme der Erreichung der Zielwerte ausgerichtet werden oder Vergütungen verfallen.

The compensation of members of the Board shall generally be paid or granted in the form of cash and/or shares. The compensation of members of the executive management may be paid or granted in the form of cash, shares, financial instruments, in kind, or in the form of other types of benefits. The board of directors or, where delegated to it, the compensation committee shall determine grant, vesting, exercise and forfeiture conditions; they may provide for continuation, acceleration, or removal of vesting and exercise conditions, for payment or grant of compensation assuming target achievement or for forfeiture in the event of pre-determined events such as a change-of-control or termination of an employment or mandate agreement.

Der Verwaltungsrat oder der Vergütungsausschuss kann im Rahmen eines Aktienbeteiligungsprogramms sowie eines hierzu von ihm erlassenen Reglements über die Zuteilung von Optionsrechten oder andere aktienbasierte Vergütungen an Mitglieder des Verwaltungsrates und der Geschäftsleitung grundsätzlich nach freiem Ermessen entscheiden

The board of directors or the compensation committee may under an equity incentive plan and based on the regulations issued by it for this purpose determine at its own discretion to grant option rights or other share based compensations to members of directors or members of the executive management.

Zuteilungen erfolgen individuell und ohne irgendwelche Ansprüche der Empfänger auf wiederkehrende Leistung zu begründen. Sie haben im Rahmen folgender Vorgaben zu erfolgen:	Grants are made individually and do not constitute any claim whatsoever by beneficiaries for recurring awards. They shall be made pursuant to the following principles:

a)	Zuteilungen sind ausschliesslich möglich an Mitglieder des Verwaltungsrates, welche noch im Amt sind, oder an Mitglieder der Geschäftsleitung in ungekündigtem Arbeitsverhältnis und nach Ablauf der Probezeit;	a)	grants are awarded only to members of the board of directors whose term has not expired or to members of the executive management in a non-terminated employment agreement and after conclusion of the probation period;

b)	der Ausgabepreis oder die Regeln zu seiner Bestimmung werden festgelegt, wobei Zuteilungen auch gratis erfolgen können;	b)	the issue price or the principles for the determination of the issue price shall be set out, whereby grants may be made free of charge;

c)	der Ausübungspreis entspricht mindestens dem Nennwert der zugrundeliegenden Aktien;	c)	the exercise price shall at least be equal to the nominal value of underlying shares;

d)	die Wartefrist für die Ausübung von Optionsrechte beläuft sich auf mindestens zwölf Monate;	d)	exercise shall be subject to a vesting period of at least twelve months;

e)	nach Ablauf der Wartefrist können Optionsrechte bis längstens 10 Jahre ab Zuteilung ausgeübt werden; nicht ausgeübte Optionsrechte verfallen ersatzlos.	e)	vested option rights shall be exercised within a maximum of ten years after the grant date; unexercised option rights shall lapse without compensation.

Der Verwaltungsrat oder der Vergütungsausschluss bestimmt die Bedingungen und Voraussetzungen, einschliesslich einer allfälligen Beschleunigung, Verkürzung oder Aufhebung der Sperrfrist im Fall bestimmter Ereignisse wie einem Kontrollwechsel sowie allfällige Rückforderungsmechanismen.

The board of directors or the compensation committee shall determine more detailed term and requirements, including any acceleration, curtailing or waiving of the vesting period in specific circumstances such as change of control, as well as any claw-back provisions.

Die Vergütung kann durch die Gesellschaft oder durch die von ihr kontrollierten Gesellschaften ausgerichtet werden.	Compensation may be paid by the Company or companies controlled by it.

Art. 25 - Verträge über die Vergütungen

Die Gesellschaft oder von ihr kontrollierten Gesellschaften können mit Mitgliedern des Verwaltungsrates unbefristete oder befristete Verträge über deren Vergütung abschliessen. Die Dauer und Beendigung richten sich nach Amtsdauer und Gesetz.

Art. 25 - Agreements Regarding Compensations

The Company or companies controlled by it may enter into agreements for a fixed term or for an indefinite term with the members of the board of directors relating to their compensation. Duration and termination shall comply with the term of office and the law.

Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern der Geschäftsleitung unbefristete oder befristete Arbeitsverträge abschliessen. Befristete Arbeitsverträge haben eine Höchstdauer von einem Jahr. Eine Erneuerung ist zulässig. Unbefristete Arbeitsverträge haben eine Kündigungsfrist von maximal zwölf Monaten.

The Company or companies controlled by it may enter into employment agreements with members of the executive management for a fixed term or for an indefinite term. Employment agreements for a fixed term may have a maximum duration of 1 year. Renewal is possible. Employment agreements for an indefinite term may have a termination notice period of not more than 12 months.

Mitglieder der Geschäftsleitung, die einer Kündigungsfrist unterliegen, können von ihrer Arbeitspflicht befreit werden. Die Gesellschaft oder von ihr kontrollierte Gesellschaften können Aufhebungsvereinbarungen abschliessen.

Member of executive management who are subject to a termination notice may be released from their obligation of work. The Company or companies controlled by it may enter into termination agreements.

De Gesellschaft oder von ihr kontrollierte Gesellschaften können Konkurrenzverbote für die Zeit nach Beendigung eines Arbeitsvertrags für eine Dauer von bis zu einem Jahr vereinbaren. Ein solches Konkurrenzverbot wird grundsätzlich nicht abgegolten.

The Company or companies controlled by it may enter into non-compete agreements for the time after termination of the employment agreement for a duration of up to one year. Such non-compete agreement shall not be compensated in principle.

Art. 26 - Darlehen und Kredite An Mitgliedern des Verwaltungsrates oder der Geschäftsleitung dürfen keine Darlehen, Kredite oder Sicherheiten gewährt werden.	Art. 26 - Loans and Credits Members of the board of directors or member of the executive management may not be granted any loans, credits or securities.

V. Mandate ausserhalb der Gesellschaft

Art. 27 - Mandate ausserhalb der Gesellschaft

Kein Mitglied des Verwaltungsrates kann mehr als fünf zusätzliche Mandate in börsenkotierte Gesellschafen und fünf zusätzliche in nicht-kotierte Gesellschaften wahrnehmen.

V. Mandates Outside the Company

Art. 27 - Mandates Outside the Company

No member of the board of directors may hold more than five additional mandates in listed companies and five additional mandates in non-listed companies.

Mitglieder der Geschäftsleitung dürfen nicht mehr als drei zusätzliche Mandate in börsen-kotierten Gesellschaften und drei zusätzliche in nicht-kotierten Gesellschaften wahrnehmen.	Member of the executive management may not hold more than three additional mandates in listed companies and three additional mandates in non-listed companies.

Die folgenden Mandate fallen nicht unter diese Beschränkung:	The following mandates are not subject to these limitation:

a)	Mandate in Unternehmen, die durch die Gesellschaft kontrolliert werden oder die Gesellschaft kontrolliert;	a)	Mandates in companies which are controlled by the Company or which control the Company;

b)

Mandate in Vereinen, gemeinnützigen Organisationen, Stiftungen, Trusts sowie Personalfürsorgestiftungen. Kein Mitglied des Verwaltungsrates oder der Geschäftsleitung kann mehr als fünf solche Mandate wahrnehmen.

b)

Mandates in associations, charitable organizations, foundations, trusts and employee welfare foundation. No member of the board of directors or of the executive management shall hold more than five such mandates.

VI. Rechnungsabschluss und Gewinnverteilung

Art. 28 - Geschäftsjahr und Buchführung

Der Verwaltungsrat bestimmt das Geschäftsjahr.

Die Jahresrechnung, bestehend aus Erfolgsrechnung, Bilanz und Anhang, sowie die Konzernrechnung sind gemäss den Vorschriften des Schweizerischen Obligationenrechts, insbesondere der Art. 958 ff. OR, sowie nach den Grundsätzen der ordnungsgemässen Rechnungslegung aufzustellen.

VI. Annual Accounts and Appropriation of Profits

Art. 28 - Fiscal Year and Bookkeeping

The board of directors determines the fiscal year.

The annual accounts consisting of the statement of income, the balance sheet and the notes to the financial statements, as well as the consolidated accounts shall be drawn up in accordance with the provisions of the Swiss Code of Obligations, in particular Art. 958 et seq. CO, and generally accepted accounting principles.

Art. 29 - Reserven und Gewinnverwendung

Aus dem Jahresgewinn ist zuerst die Zuweisung an die Reserven entsprechend den Vorschriften des Gesetzes vorzunehmen. Der Bilanzgewinn steht zur Verfügung der Generalversammlung, die ihn im Rahmen der gesetzlichen Auflagen (insbesondere Art. 671 ff. OR) nach freiem Ermessen verwenden kann.

Art. 29 - Reserves and Appropriation of Profits

Out of the annual net income, the allocation to reserves must be made first according to the law. The distributable retained profit is available to the shareholders’ meeting to be used in accordance with the provisions set forth in the law (in particular Art. 671 et seq. CO) at its discretion.

Art. 30 - Auflösung und Liquidation

Die Auflösung der Gesellschaft kann durch einen Beschluss der Generalversammlung, über den eine öffentliche Urkunde zu errichten ist, erfolgen.

Die Liquidation wird durch den Verwaltungsrat besorgt, falls sie nicht durch einen Beschluss der Generalversammlung anderen Personen übertragen wird. Die Liquidation erfolgt gemäss Art. 742 ff. OR.

Art. 30 - Dissolution and Liquidation

The Company may be dissolved by resolution of the shareholders’ meeting that must be recorded in a notarized deed.

The liquidation is implemented by the board of directors, unless entrusted to other persons by resolution of the shareholders’ meeting. The liquidation must be implemented in accordance with Art. 742 et seq. CO.

VII. Benachrichtigung

Art. 31 - Bekanntmachungen

Publikationsorgan für Bekanntmachungen der Gesellschaft ist das Schweizerische Handelsamtsblatt; der Verwaltungsrat kann weitere Publikationsorgane bezeichnen.

Sofern der Gesellschaft die Namen und Adressen aller Aktionäre bekannt sind und Gesetz oder Statuten nicht zwingend etwas anderes bestimmen, können die Mitteilungen an die Aktionäre auch durch Brief an die im Aktienbuch verzeichneten Adressen, durch Fax oder E-Mail rechtsgültig erfolgen. In diesem Falle kann die Publikation im Schweizerischen Handelsamtsblatt unterbleiben.

VII. Notification

Art. 31 - Notices

The publication gazette for notice of the Company is the Swiss Official Gazette of Commerce; the board of directors may select additional publishing mediums.

Provided that the Company is aware of the names and addresses of all shareholders and the law or the articles of association do not necessarily stipulate otherwise, notifications to shareholders can also be made in a legally valid manner by letter to the addresses listed in the share register, facsimile or electronic mail. In this case, publication in the Swiss Official Gazette of Commerce may be omitted.

Auslegung/ Interpretation

Ausschliesslich die deutsche Fassung dieser Statuten ist rechtsverbindlich. Die englische Übersetzung dieser Statuten hat keinerlei Rechtswirkungen und kann nicht zur Auslegung des deutschen Textes herangezogen werden.

Solely the German version of the company’s statutes shall be legally binding. The English translation shall have no legal effects and may not be used for the interpretation of the German wording.

Zug, 29. Januar 2021

Zug, January 29, 2021

/s/ Alexander Zwyer
Alexander Zwyer

Konformitätsbeglaubigung:

Die unterzeichnende Notarin des Kantons Zug, Rechtsanwältin Michèle Joho, Wenger & Vieli AG, Metallstrasse 9, 6302 Zug, beglaubigt hiermit, dass es sich vorliegend um die vollständigen, unter Berücksichtigung der Änderungen vom heutigen Tag gültigen Statuten der NLS Pharmaceutics AG, Stans, handelt.

Zug, den 2. Februar 2021	Die Notarin:	/s/ Michel Joho
Michel Joho